Exhibit 10.21

Global Partner Acquisition Corp II

JOINDER

to

LETTER AGREEMENT

January 13, 2023

By executing this joinder, the undersigned hereby agrees, as of the date first set forth above, that he shall become a party to that certain Letter Agreement, dated January 11, 2021 (the “Letter Agreement”), by and among Global Partner Acquisition Corp II, its officers and directors and Global Partner Sponsor II LLC, and shall be bound by, and entitled to the rights provided under, the terms and provisions of any section of the Letter Agreement as an Insider (as defined therein).

This joinder may be executed in two or more counterparts, and by facsimile, all of which shall be deemed an original and all of which together shall constitute one instrument.

By:

Acknowledged and Agreed:

Global Partner Acquisition Corp II

By:
Name:	Chandra R. Patel
Title:	Chief Executive Officer